news release

EXHIBIT 99.1
FOR RELEASE AT 3:45 AM PDT
MAY 1, 2020
Chevron Announces First Quarter 2020 Results

•	First quarter earnings of $3.6 billion

•	Cash flow from operations of $4.7 billion

•	Taking actions to protect the dividend, sustain long-term value and preserve cash

•	Further reducing 2020 capital expenditure guidance to as low as $14 billion

•	Completed asset sales in the Philippines and Azerbaijan

San Ramon, Calif., May 1, 2020 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.6 billion ($1.93 per share - diluted) for first quarter 2020, compared with earnings of $2.6 billion ($1.39 per share - diluted) in the first quarter 2019. Included in the current quarter was a gain of $240 million associated with the sale of upstream assets in the Philippines and favorable tax items totaling $440 million attributable to international upstream. Foreign currency effects increased earnings in the first quarter 2020 by $514 million.
Sales and other operating revenues in first quarter 2020 were $30 billion, compared to $34 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2020	2019
Earnings by business segment
Upstream	$2,920	$3,123
Downstream	1,103	252
All Other	(424)	(726)
Total (1)(2)	$3,599	$2,649
(1) Includes foreign currency effects	$514	$(137)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“First quarter earnings were up from a year ago,” said Michael K. Wirth, Chevron’s chairman of the board and chief executive officer, “driven by downstream margins and increased Permian production. However, commodity prices fell significantly in March and the weakness continued into the second quarter, primarily due to reduced demand resulting from the COVID-19 pandemic.” Financial results in future periods are expected to be depressed as long as current market conditions persist.
“Chevron is responding to these unprecedented challenges by making changes to what we control, and with a commitment to protect the long-term health and value of the company,” Wirth added. “Our company entered this crisis well positioned with a strong balance sheet, flexible

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capital program and low breakeven price. These advantages will be important as we respond to challenging market conditions.”
Chevron is further reducing its 2020 capital expenditure guidance by up to $2 billion to $14 billion. In addition, the company estimates that 2020 operating costs will decrease by $1 billion. This follows the previously announced suspension of share repurchases and the completion of additional asset sales.
“Together these actions are consistent with our longstanding financial priorities: to protect the dividend; to prioritize capital that drives long-term value; and to maintain a strong balance sheet,” said Wirth.
“Our primary focus continues to be the safety of our people and operations, and providing the energy essential to everyday life and vital to combat the pandemic. Our products support the efforts of health care providers and first responders around the globe and fuel the transportation that keeps global supply chains moving,” Wirth concluded.
Meanwhile, Chevron's portfolio high-grading continued with the close of asset sales in the Philippines in March and Azerbaijan in April, which together generated over $1.6 billion in proceeds this year.
UPSTREAM
Worldwide net oil-equivalent production was 3.24 million barrels per day in first quarter 2020, an increase of over 6 percent from a year ago, and a new quarterly record.

U.S. Upstream
	Three Months Ended March 31
Millions of dollars	2020	2019
Earnings	$241	$748
U.S. upstream operations earned $241 million in first quarter 2020, compared with earnings of $748 million a year earlier. The decrease was primarily due to lower crude oil and natural gas realizations and higher depreciation expense, partially offset by higher crude oil and natural gas production.
The company’s average sales price per barrel of crude oil and natural gas liquids was $37 in first quarter 2020, down from $48 a year earlier. The average sales price of natural gas was $0.60 per thousand cubic feet in first quarter 2020, down from $1.64 in last year’s first quarter.
Net oil-equivalent production of 1.06 million barrels per day in first quarter 2020 was up 180,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico were partially offset by normal field declines. The net liquids component of oil-equivalent production in first quarter 2020 increased 16 percent to 803,000 barrels per day, while net natural gas production increased 35 percent to 1.56 billion cubic feet per day, compared to last year's first quarter.
First quarter unconventional net oil-equivalent production in the Permian Basin was 580,000 barrels per day, representing growth of 48 percent compared to a year ago.

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International Upstream
	Three Months Ended March 31
Millions of dollars	2020	2019
Earnings*	$2,679	$2,375
*Includes foreign currency effects	$468	$(168)
International upstream operations earned $2.7 billion in first quarter 2020, compared with $2.4 billion a year ago. Foreign currency effects had a favorable impact on earnings of $636 million between periods. Favorable tax items, the gain on the Philippines asset sale and favorable trading effects also contributed to the increase. Partially offsetting these items were lower crude oil and natural gas prices.
The average sales price for crude oil and natural gas liquids in first quarter 2020 was $43 per barrel, down from $58 a year earlier. The average sales price of natural gas was $5.66 per thousand cubic feet in the quarter, compared with $6.57 in last year’s first quarter.
Net oil-equivalent production of 2.17 million barrels per day in first quarter 2020 increased 17,000 barrels per day from first quarter 2019. Increases from production entitlement effects, the absence of first quarter 2019 downtime at Gorgon, and other factors were largely offset by asset sale decreases of 95,000 barrels per day and normal field declines. The net liquids component of oil-equivalent production decreased 2 percent to 1.16 million barrels per day in first quarter 2020, while net natural gas production of 6.05 billion cubic feet per day increased 4 percent, compared to last year's first quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended March 31
Millions of dollars	2020	2019
Earnings	$450	$217
U.S. downstream operations earned $450 million in first quarter 2020, compared with earnings of $217 million a year earlier. The increase was mainly due to higher margins on refined product sales, partially offset by higher operating expenses and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company.
Refinery crude oil input in first quarter 2020 increased 12 percent to 965,000 barrels per day from the year-ago period, primarily due to the acquisition of the Pasadena refinery in Texas.
Refined product sales of 1.16 million barrels per day were down 3 percent from first quarter 2019, mainly due to lower jet fuel and diesel sales.

International Downstream
	Three Months Ended March 31
Millions of dollars	2020	2019
Earnings*	$653	$35
*Includes foreign currency effects	$60	$31
International downstream operations earned $653 million in first quarter 2020, compared with $35 million a year earlier. The increase in earnings was largely due to higher margins on refined

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product sales, partially offset by higher operating expenses. Foreign currency effects had a favorable impact on earnings of $29 million between periods.
Refinery crude oil input of 635,000 barrels per day in first quarter 2020 decreased 5 percent from the year-ago period.
Refined product sales of 1.27 million barrels per day in first quarter 2020 were down 10 percent from the year-ago period, mainly due to lower jet fuel, diesel and gasoline sales resulting from travel restrictions associated with the COVID-19 pandemic.
ALL OTHER

	Three Months Ended March 31
Millions of dollars	2020	2019
Net Charges*	$(424)	$(726)
*Includes foreign currency effects	$(14)	$0
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in first quarter 2020 were $424 million, compared with $726 million in the year-ago period. The change between periods was mainly due to lower employee and interest expense. Foreign currency effects increased net charges by $14 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first three months of 2020 was $4.7 billion, compared with $5.1 billion in the corresponding 2019 period. Excluding working capital effects, cash flow from operations in first quarter 2020 was $5.8 billion, compared with $6.3 billion in the corresponding 2019 period.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2020 were $4.4 billion, compared with $4.7 billion in 2019. The amounts included $1.2 billion in 2020 and $1.5 billion in 2019 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 88 percent of the companywide total in 2020.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of first quarter 2020 earnings with security analysts will take place on Friday, May 1, 2020, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron's operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company's control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for our products; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the company's joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company's operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company's control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company's 2019 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended March 31
REVENUES AND OTHER INCOME	2020	2019

Sales and other operating revenues	$29,705	$34,189
Income from equity affiliates	965	1,062
Other income	831	(51)
Total Revenues and Other Income	31,501	35,200
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	15,509	19,703
Operating expenses *	6,072	5,971
Exploration expenses	158	189
Depreciation, depletion and amortization	4,288	4,094
Taxes other than on income	1,167	1,061
Interest and debt expense	162	225
Total Costs and Other Deductions	27,356	31,243
Income (Loss) Before Income Tax Expense	4,145	3,957
Income tax expense (benefit)	564	1,315
Net Income (Loss)	3,581	2,642
Less: Net income (loss) attributable to noncontrolling interests	(18)	(7)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$3,599	$2,649

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.93	$1.40
- Diluted	$1.93	$1.39

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,862,273	1,888,002
- Diluted	1,865,649	1,900,748

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2020	2019
Upstream
United States	$241	$748
International	2,679	2,375
Total Upstream	2,920	3,123
Downstream
United States	450	217
International	653	35
Total Downstream	1,103	252
All Other (1)	(424)	(726)
Total (2)	$3,599	$2,649

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Mar. 31, 2020	Dec. 31, 2019
Cash and Cash Equivalents	$8,492	$5,686
Marketable Securities	$50	$63
Total Assets	$236,677	$237,428
Total Debt	$32,351	$26,973
Total Chevron Corporation Stockholders' Equity	$143,930	$144,213

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2020	2019
United States
Upstream	$2,017	$1,871
Downstream	276	383
Other	94	79
Total United States	2,387	2,333

International
Upstream	1,884	2,321
Downstream	148	77
Other	5	3
Total International	2,037	2,401
Worldwide	$4,424	$4,734
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$119	$90
International	1,064	1,442
Total	$1,183	$1,532

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Three Months Ended March 31
OPERATING ACTIVITIES	2020	2019
Net Income	$3.6	$2.6
Adjustments
Depreciation, depletion and amortization	4.3	4.1
Distributions less than income from equity affiliates	(0.6)	(0.5)
Loss (gain) on asset retirements and sales	(0.2)	0.1
Net foreign currency effects	(0.4)	0.1
Deferred income tax provision	0.1	0.1
Net decrease (increase) in operating working capital	(1.1)	(1.2)
Other operating activity	(0.8)	(0.3)
Net Cash Provided by Operating Activities	$4.7	$5.1

INVESTING ACTIVITIES
Capital expenditures	(3.1)	(3.0)
Proceeds and deposits related to asset sales and returns of investment	0.4	0.3
Net maturities of (investments in) time deposits	—	1.0
Other investing activity(2)	(0.4)	(0.3)
Net Cash Used for Investing Activities	$(3.2)	$(2.0)

FINANCING ACTIVITIES
Net change in debt	5.4	(1.6)
Cash dividends — common stock	(2.4)	(2.2)
Net sales (purchases) of treasury shares	(1.6)	—
Distributions to noncontrolling interests	—	—
Net Cash Used for Financing Activities	$1.4	$(3.8)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.2)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$2.8	$(0.8)
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2020	2019
United States	803	690
International	1,163	1,185
Worldwide	1,966	1,875
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,564	1,162
International	6,049	5,813
Worldwide	7,613	6,975
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,064	884
International	2,171	2,154
Worldwide	3,235	3,038
SALES OF NATURAL GAS (MMCF/D):
United States	4,363	4,255
International	6,226	5,836
Worldwide	10,589	10,091
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	235	201
International	140	112
Worldwide	375	313
SALES OF REFINED PRODUCTS (MB/D):
United States	1,159	1,191
International (5)	1,271	1,415
Worldwide	2,430	2,606
REFINERY INPUT (MB/D):
United States	965	861
International	635	669
Worldwide	1,600	1,530

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	57	50
Venezuela Affiliate	—	23
(3) Includes natural gas consumed in operations (MMCF/D):
United States	47	38
International	607	607
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	354	391